Exhibit 10.38

[FAIRCHILD SEMICONDUCTOR LETTERHEAD]

June 22, 2015

TO: Gaurang Shah

Dear Gaurang:

This letter amends and supersedes your letter of employment dated May 23, 2014.

On behalf of Fairchild Semiconductor, I am pleased to confirm your position of Senior Vice President, Analog Power Systems, reporting to me, Mark Thompson, as Chief Executive Officer.

Base Salary:

Your base salary will be at least $375,000 annually, to be paid bi-weekly. You will be eligible for base salary increases in accordance with the company’s annual performance review cycle.

Incentive Bonus:

As part of your total compensation, you will participate in the Enhanced Fairchild Incentive Plan (EFIP). Your targeted participation level will be 70% of your qualified earnings during the applicable EFIP measurement period. EFIP is an annual bonus program based on how well the corporation meets its goals. Fairchild guarantees you a minimum EFIP Bonus, less applicable taxes, during your first two years, remunerated during our annual EFIP payment schedule based on the following:

Plan Year[1]	Minimum
2014	$262,500
2015	50% payout

[1]	2016 and beyond, applicable EFIP program rules apply

A full explanation of the EFIP program will be outlined to you by your Manager and HR Business Partner.

Sign On Bonus:

Should you choose to leave Fairchild Semiconductor’s employment during your first two years of employment, you will be required to reimburse the company for the full net value of the sign-on bonus you received in connection with your employment by the company. The sign-on bonus was conditioned on your agreement to repay the bonus under such circumstances, and by accepting our offer of employment and the sign-on bonus, you agreed to these terms. In the event of your involuntary, not-for-Cause termination or termination for Good Reason (as defined below), you will not be required to repay your sign-on bonus.

Equity Grants:

Restricted Stock Unit New Hire Grant. As an incentive for joining us, you received a new hire grant of 150,000 restricted stock units (RSUs). This new hire grant vests in one-fourth increments on the first four anniversaries of the grant date.

Special Performance Unit Grant. You also received a separate award of 50,000 Performance Units (PUs) at target, which will be scored (becoming “Granted Units”) based on the extent to which the company meets or exceeds financial performance goals established for PU awards for the 2015 measurement period. Granted Units will vest (becoming “Vested Units”) in two equal increments on the first two anniversaries of the grant date. Vested Units will be settled by the delivery to you of one share of Fairchild common stock per Vested Unit. These terms and conditions are reflected in an award agreement entered into under the plan governing such award.

Annual Grants. You are guaranteed an annual grant of 50,000 Full Value Shares at Target, split 50% RSUs and 50% PUs, for 2015, 2016 and 2017. You will be eligible to receive subsequent, annual grants of RSUs, PUs and other equity awards consistent with our annual equity award program, which currently grants awards in February-March of each year. All grants are governed by the terms and conditions of the Stock Plan and standard award agreements under the Stock Plan.

Vacation:

You are entitled to accrue four weeks of paid vacation per year, as well as to all of the benefits traditionally offered to U.S. exempt employees.

Severance:

You are a participant in the Executive Severance Policy. Under that policy, in the event that your employment is terminated by the company for any reason other than Cause (as defined by the Executive Severance Policy), you will receive a lump sum payment equal to one year’s base salary, and continued medical benefits for you and your eligible dependents for 12 months.

In addition, we offer you the following severance benefits not provided in the plans described above:

If you terminate your employment for Good Reason (as defined below), the company will provide you with the same severance benefits that you are eligible to receive under the Executive Severance Policy.

If the company terminates your employment for any reason other than Cause (as defined in the Executive Severance Policy), or if you terminate your employment for Good Reason, then your new hire grants of 150,000 RSUs and 50,000 PUs will vest in full. This accelerated vesting of your new hire RSU and PU grants in the event of your involuntary, not-for-Cause termination or termination for Good Reason will be reflected in the award agreement governing those RSUs.

“Good Reason” means (i) any reduction in your base salary or bonus target level, (ii) any change in your rank from Senior Vice President to Vice President or lower or (iii) you no longer report to the CEO in office, any of which occurs within the first 48 months of your employment, provided, that, Fairchild receives written notice of your decision to resign for Good Reason within 90 calendar days after you learn that the Good Reason event has occurred, which notice describes your grounds for Good Reason and states an effective date of resignation that is at least 14 calendar days after the date such notice is received by Fairchild. If such notice indicates an effective date of resignation that is more than 14 calendar days after the date such notice is received, Fairchild will have the right to terminate your employment as of or following such 14th day without further obligation to you other than as required by law or stated in this agreement. If you do not exercise your right to resign for Good Reason in accordance with this paragraph following the occurrence of a Good Reason event, you waive such right as to that event only, but the right remains exercisable in accordance with this agreement as to any other Good Reason event.

As confirmation of your acceptance, please sign and return the ORIGINAL offer letter as well as the enclosed Terms and Conditions letter. The copies are yours to keep.

If you have any questions regarding your offer, the terms and conditions of the offer or Fairchild’s policies and procedures, please do not hesitate to contact me at 207.775.8697.

Sincerely,

/s/ Mark S. Thompson

Mark S. Thompson

President and Chief Executive Officer

Agreed:

/s/ Gaurang Shah	DATE 7/21/15
Gaurang Shah

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